Exhibit 24

            Consent of Independent Registered Public Accounting Firm

Board of Directors
Balchem Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-44489) on Form S-8 of Balchem Corporation of our report dated June 21, 2004, relating to the statement of net assets available for plan benefits of the Balchem Corporation 401(k)/Profit Sharing Plan as of December 31, 2003, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2004, annual report on Form 11-K of Balchem Corporation.




/s/ KPMG LLP

Short Hills, New Jersey
June 28, 2005